Exhibit 10.1

12/6/2022

Dear Kristina Braendel,

We are delighted to extend this offer of employment for the position of Senior Vice President and Chief Accounting Officer with Black Rifle Coffee Company. Please review this summary of the terms and conditions for your anticipated employment with us. If you choose to accept this offer, your start date will be January 30, 2023 or another mutually agreed upon date. This offer of employment is contingent upon a satisfactory background and reference check.

Please find below the terms and conditions of your employment, should you accept this offer letter:

Position. Your title will be Senior Vice President and Chief Accounting Officer and you will report directly to the Chief Financial Officer, Greg Iverson. This is a Full-Time, exempt position. This offer to serve as Chief Accounting Officer is subject to your appointment by the Company’s Board of Directors. While you are employed at this Company, you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter of agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Upon commencement of full-time employment with Black Rifle Coffee, you will receive a detailed severance agreement. Under such severance agreement, you would be eligible to receive 9 months of salary.

Work Location. Your work location will be South Carolina. You will be required to travel as needed to execute the duties of your role.

Cash Compensation. The Company will pay you a starting salary at the rate of $315,000 per year, payable in accordance with the Company’s standard payroll schedule, beginning at January 30, 2023. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

We are pleased to offer you a signing bonus of $100,000. This bonus will be paid in two installments with 50% paid in a separate check on the next regularly scheduled pay date after you start employment with Black Rifle Coffee and 50% paid at your 1 year anniversary. This signing bonus is taxable, and all regular payroll taxes will be withheld. If your employment is terminated with Black Rifle Coffee within 12 months of your date of hire, you will be responsible for reimbursing the company for a prorated share of the signing bonus.

Annual Incentive Plan (AIP). You will be eligible to participate in Black Rifle Coffee Company's Annual Incentive Plan (AIP) as modified by BRCC from time-to-time in its sole discretion and business judgment. Your target bonus is 50% of your base salary. This percentage may change if you change positions within the company. This bonus payout will be based on company financial measures and individual performance. Your target bonus payout will be guaranteed at no less than $100,000 (pre tax) for your first year of employment at BRC (2023). Payout will be in accordance with the standard bonus payout schedule. Your bonus payout may also be prorated based on your hire date.

Long Term Incentive Plan (LTIP). You will be eligible to participate in BRC's Long-Term Incentive Plan in 2023 and are expected to participate annually thereafter. The LTIP for 2023 will comprise the following: a 2023 annual LTI grant totaling $300,000 (75% in at-the-money stock options, and 25% in RSUs), each measured at grant-date fair value, on a three-year vesting schedule, vesting in equal thirds on the anniversary of the grant date. Additionally, you will receive a one time grant of $300,000 in RSU’s (value determined at grant date). This one-time grant is also on a three-year vesting schedule, vesting in equal thirds on the anniversary of the grant date. Such participation, and any annual participation, thereafter, is subject to approval by the Compensation Committee of the Board of Directors of BRC at a scheduled meeting following your start date, and execution of related grant documentation, which includes customary restrictive covenants. Such grant is expected to be made at the next regularly scheduled meeting of the Compensation Committee following your start date.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, as an Executive you will be entitled to unlimited PTO (paid time off). The Company offers a comprehensive employee benefits program.

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On the 1st of the month following your date of hire, you will be entitled to participate in the Company’s medical, dental, vision, life insurance, and other offered benefits.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Termination. The Company reserves the right to terminate the employment of any employee for just cause at any time without notice and without payment in lieu of notice. The Company will be entitled to terminate your employment for any reason other than for just cause, upon providing to you such minimum notice as required by law.

Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement.

Privacy. You are required to observe and uphold all of the Company’s privacy policies and procedures as implemented or varied from time to time. Collection, storage, access to, and dissemination of employee personal information will be in accordance with privacy legislation.

Tax Matters.

Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Interpretation, Amendment, and Enforcement. This letter agreement supersedes and replaces any prior agreements, representations, or understandings (whether written, oral, implied, or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

You may indicate your agreement with these terms and accept this offer by signing and dating this agreement. Upon your acceptance of this employment offer, Black Rifle Coffee Company will provide you with the necessary paperwork and instructions.

Sincerely,

Greg Iverson

Chief Financial Officer

Black Rifle Coffee Company

“Black Rifle Coffee Company serves coffee and culture to people who love America “– we are excited to have you join our ranks.

/s/ Kristina Braendel
Kristina Braendel (Dec 6, 2022 18:06 EST)
Applicant (Sign)

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Kristina Braendel
Applicant (Print)

Dec 6, 2022
Date

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